EXHIBIT 16.2


Mr. Nick Hindman
Chief Financial Officer
Westell Technologies, Inc.
750 North Commons Drive
Aurora, Illinois 60504

February 16, 2001

Dear Mr. Hindman,

This is to confirm that the client-auditor relationship between Westell Technologies, Inc. (Commission File Number 000-27266) and Arthur Andersen LLP has ceased.

Very truly yours,

Arthur Andersen LLP




By
Jeffery J. Robinson

JKH

Copy to:
SEC Office of the Chief Accountant